Exhibit 10.12

Agreement between Ovation Products Corporation and Etain Companies, LLC

The following agreement discusses the terms and scope of the relationship between Ovation Products Corporation (Ovation) of Nashua, NH and Etain Companies, (Etain) 30 Stoneleigh Circle, Watertown, MA 02472

1. TERM: The term of this agreement shall be for a period of one year commencing February 1, 2003 and terminable after six months with a two month notice period.

2. NATURE OF THE RELATIONSHIP AND SCOPE OF SERVICES: Under this agreement, Etain shall provide general consulting and strategic services for and at the direction of Ovation. Ovation shall provide specific guidance as to the priorities on which it wishes Etain to focus. These areas on which Etain shall provide assistance may include, but shall not be limited to: strategic alliances, presentations, governmental organizations, environmental groups, real estate issues, and press relations. Etain shall not be called upon to act as a lobbyist of any state or federal entity.

3. FEES: In consideration of its efforts, Etain shall receive one thousand dollars per month, payable on the first of each month. However, the first payment shall not be due until July 1, 2003 for the first six months. In addition, Etain shall receive one thousand two hundred fifty
         (1250) shares of Ovation Stock on a monthly basis in a cumulative manner under the existing employee stock option program. If Etain's efforts shall result in receiving warrants in connection to its prior agreement of January 17, 2003 with Ovation, Ovation may reduce the warrants owed under said preexisting agreement by the amount of one half of the amount received under this agreement, provided that the total amount of shares owed under the prior agreement shall be at least two and one half (2 1/2) times the amount that would be owed on an annual basis under this agreement.

4. ENTIRE AGREEMENT: This agreement, constitutes the entire agreement between the parties, with the exception of the aforementioned agreement of January 17th, 2003. Should any term or provisions hereof be deemed invalid, void, or unenforceable either in its entirety or in a particular application, the remainder of the Agreement shall nonetheless remain in full force and effect. This Agreement shall be binding upon and inure to the benefit of the respective parties and their permitted assigns and successors in interest.

5. EXCLUSIVITY AND CONFIDENTIALITY: Both parties acknowledge that this relationship is non-exclusive and agree that any and all information emanating from the other's business in any form, and any methods, strategies, technology, alliances and contacts is "Confidential and Proprietary Information", the disclosure of which would be harmful to the business interest of each party. Both parties agree that they will not, during or after the term of this Agreement, permit the duplication or disclosure of any such Confidential and Proprietary Information to any person (other than an employee, agent or representative of the other party who must have such information for the performance of its obligations hereunder) nor shall one party make use of the other's "Confidential and Proprietary
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         Information" for their own purposes or for the benefit of any person, firm, corporation or other entity than the party owning such information. "Confidential and Proprietary Information" shall not include information, which at the time of disclosure, is in the public domain.

6. INDEMNIFICATION: Ovation agrees to indemnify and hold Etain harmless for claims, actions, threats, damages, injuries or losses arising out of Ovation's provision of its products to users and compliance with all applicable laws, pursuant to this Agreement.

7. NOTICES: All notices or other communications sent pursuant to this Agreement shall be in writing and shall be delivered in hand or sent by facsimile transmission or email with subsequent written confirmation. Such notice shall be deemed to have been given or made upon delivery, if delivered personally or three business days after mailing via regular mail or one business day if delivered by an overnight courier.

8. GOVERNING LAW: This agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to choice of law principles.

In witness whereof, the parties have read, had the opportunity to discuss the terms and caused this Agreement to be executed and do each hereby warrant and represent that their respective signatory whose signature appears below has been and is on the date of this Agreement duly authorized by all necessary and appropriate corporate action to execute this Agreement.

Ovation Products Corporation                        Etain Companies, LLC
By /s/ William Zebuhr                               By /s/ Warren Tolman
Printed Name: William Zebuhr                        Printed Name: Warren Tolman
Title: CEO                                          Title: President
Date: 12 Feb 2003                                   Date: 12 Feb 2003